Exhibit 3
CERTIFICATE OF DESIGNATIONS
OF
FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES D
OF
THE GOLDMAN SACHS GROUP, INC.
          THE GOLDMAN SACHS GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:
          The Securities Issuance Committee (the “Committee”) of the board of directors of the Corporation (the “Board of Directors”), in accordance with the resolutions of the Board of Directors dated September 16, 2005, the provisions of the restated certificate of incorporation and the amended and restated bylaws of the Corporation and applicable law, by unanimous written consent dated May 16, 2005, adopted the following resolution creating a series of 60,000 shares of Preferred Stock of the Corporation designated as “Floating Rate Non-Cumulative Preferred Stock, Series D”.
          RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated September 16, 2005, the provisions of the restated certificate of incorporation and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
          Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “Floating Rate Non-Cumulative Preferred Stock, Series D” (“Series D”). Each share of Series D shall be identical in all respects to every other share of Series D, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.
          Section 2. Number of Shares. The authorized number of shares of Series D shall be 60,000. Shares of Series D that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Series D.

          Section 3. Definitions. As used herein with respect to Series D:
     (a) “Board of Directors” means the board of directors of the Corporation.
     (b) “ByLaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.
     (c) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
     (d) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series D is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.
     (e) “Certificate of Designations” means this Certificate of Designations relating to the Series D, as it may be amended from time to time.
     (f) “Certification of Incorporation” shall mean the restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.
     (g) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
     (h) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series D) that ranks junior to Series D either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     (i) “London Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.
     (j) “Moneyline Telerate Page” means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in Section 4 below or any replacement page or pages on that service.

     (k) “Parity Stock” means any class or series of stock of the Corporation (other than Series D) that ranks equally with Series D both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     (l) “Preferred Stock” means any and all series of Preferred Stock, having a par value of $0.01 per share, of the Corporation, including the Series D.
     (m) “Representative Amount” means, at any time, an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.
     (n) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 8(b) below) or any other matter as to which the holders of Series D are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all series of Preferred Stock (other than Series D) that rank equally with Series D either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.
          Section 4. Dividends.
          (a) Rate. Holders of Series D shall be entitled to receive, when, as and if declared by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends at the rate determined as set forth below in this Section (4) applied to the liquidation preference amount of $25,000 per share of Series D. Such dividends shall be payable quarterly in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors), on February 10, May 10, August 10 and November 10 (“Dividend Payment Dates”), commencing on August 10, 2006; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series D on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day, unless such immediately succeeding Business Day falls in the next calendar month, in which case such Dividend Payment Date shall instead be (and any such dividend shall instead be payable on) the immediately preceding Business Day. Dividends on Series D shall not be cumulative; holders of Series D shall not be entitled to receive any dividends not declared by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

          Dividends that are payable on Series D on any Dividend Payment Date will be payable to holders of record of Series D as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
          Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series D, provided that, for any share of Series D issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) shall determine and publicly disclose) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable on the Series D in respect of any Dividend Period shall be computed by the Calculation Agent on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period. Dividends payable in respect of a Dividend Period shall be payable in arrears - i.e., on the first Dividend Payment Date after such Dividend Period.
          The dividend rate on the Series D, for each Dividend Period, shall be a rate per annum equal to the greater of (1) 0.67% above LIBOR (as defined below) for such Dividend Period and (2) 4.00%. LIBOR, with respect to any Dividend Period, means the offered rate expressed as a percentage per annum for three-month deposits in U.S. dollars on the first day of such Dividend Period, as that rate appears on Moneyline Telerate Page 3750 (or any successor or replacement page) as of 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such Dividend Period.
          If the rate described in the preceding paragraph does not appear on Moneyline Telerate Page 3750 (or any successor or replacement page), LIBOR shall be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such Dividend Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: three-month deposits in U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate at approximately 11:00 A.M., London time. If at least two quotations are provided, LIBOR for such Dividend Period shall be the arithmetic mean of such quotations.

          If fewer than two quotations are provided as described in the preceding paragraph, LIBOR for such Dividend Period shall be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period, by three major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount.
          If fewer than three banks selected by the Calculation Agent are quoting as described in the preceding paragraph, LIBOR for such Dividend Period shall be LIBOR in effect for the prior Dividend Period.
          The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any stockholder upon request and will be final and binding in the absence of manifest error.
          Holders of Series D shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series D as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).
          (b) Priority of Dividends. So long as any share of Series D remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series D have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing provision shall not restrict the ability of Goldman, Sachs & Co., or any other affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.
          When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) in full upon the Series D and any shares of Parity Stock, all dividends declared on the Series D and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of parity stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series D and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.
          Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series D shall not be entitled to participate in any such dividends.
          Section 5. Liquidation Rights.
          (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series D shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series D as to such distribution, in full an amount equal to $25,000 per share (the “Series D Liquidation Amount”), together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date).
          (b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series D and all holders of any stock of the Corporation ranking equally with the Series D as to such distribution, the amounts paid to the holders of Series D and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series D and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series D and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

          (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series D, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series D receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
          Section 6. Redemption.
          (a) Optional Redemption. The Series D may not be redeemed by the Corporation prior to May 24, 2011. On or after May 24, 2011, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series D at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to $25,000 per share, together (except as otherwise provided hereinbelow) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for any shares of Series D shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.
          (b) No Sinking Fund. The Series D will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series D will have no right to require redemption of any shares of Series D.
          (c) Notice of Redemption. Notice of every redemption of shares of Series D shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D. Notwithstanding the foregoing, if the Series D or any depositary shares representing interests in the Series D are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series D at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series D to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
          (d) Partial Redemption. In case of any redemption of only part of the shares of Series D at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series D shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
          (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
          Section 7. Conversion Upon Regulatory Changes. If both (i) and (ii) below occur:
     (i) after the date of the issuance of the Series D, the Corporation (by election or otherwise) becomes subject to any law, rule, regulation or guidance (together, “Regulations”) relating to its capital adequacy, which Regulation (x) modifies the existing requirements for treatment as Allowable Capital (as defined under the Securities and Exchange Commission rules relating to consolidated supervised entities as in effect from time to time), (y) provides for a type or level of capital characterized as “Tier 1” or its equivalent pursuant to Regulations of any governmental agency, authority or other body having regulatory jurisdiction over the Corporation (or any of its subsidiaries or consolidated affiliates) and implementing the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System or any other United States national governmental agency, authority or other body, or any other applicable regime based on capital standards published by the Basel Committee on Banking Supervision or its successor, or (z) provides for a type or level of capital that in the judgment of the Corporation (after consultation with legal counsel of recognized standing) is substantially equivalent to such “Tier 1” capital (such capital described in either (y) or (z) above is referred to below as “Tier 1 Capital Equivalent”), and
     (ii) the Corporation affirmatively elects to qualify the Series D for treatment as Allowable Capital or Tier 1 Capital Equivalent without any sublimit or other quantitative restriction on the inclusion of the Series D in Allowable Capital or Tier 1 Capital Equivalent (other than any limitation the Corporation elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Allowable Capital or Tier 1 Capital Equivalent) under such Regulations, then, upon such affirmative election, the Series D shall be convertible at the Corporation’s option into a new series of Preferred Stock having terms and provisions substantially identical to those of the Series D, except that such new series may have such additional or modified rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are necessary in the judgment of the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) (after consultation with legal counsel of recognized standing) to comply with the Required Unrestricted Capital Provisions (as defined below), provided that the Corporation will not cause any such conversion unless the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) determines that the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of such new series of Preferred Stock, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of the Series D, taken as a whole.
          As used above, the term “Required Unrestricted Capital Provisions” means such terms and provisions as are, in the judgment of the Corporation (after consultation with counsel of recognized standing), required for preferred stock to be treated as Allowable Capital or Tier 1 Capital Equivalent, as applicable, without any sublimit or other quantitative restriction on the inclusion of such preferred stock in Allowable Capital or Tier 1 Capital Equivalent, as applicable (other than any limitation the Corporation elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Allowable Capital or Tier 1 Capital Equivalent) pursuant to the applicable Regulations.

          The Corporation shall provide notice to the holders of Series D of any election to qualify the Series D for Allowable Capital or Tier 1 Capital Equivalent treatment and of any determination to convert the Series D into a new series of Preferred Stock pursuant to the terms of this Section 7, promptly upon the effectiveness of any such election or determination. A copy of such notice and of the relevant Regulations shall be maintained on file at the principal offices of the Corporation and, upon request, will be made available to any stockholder of the Corporation. Any conversion of the Series D pursuant to this Section 7 shall be effected pursuant to such procedures as the Corporation may determine and publicly disclose.
          Except as specified in this Section 7, holders of Series D shares shall have no right to exchange or convert such shares into any other securities.
          Section 8. Voting Rights.
          (a) General. The holders of Series D shall not have any voting rights except as set forth below or as otherwise from to time required by law.
          (b) Right To Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of Series D shall not have been declared and paid for at least six Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series D, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights).
          In the event that the holders of the Series D, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series D or of any other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series D or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by law.
          When dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series D for at least four Dividend Periods (whether or not consecutive) after a Nonpayment Event, then the right of the holders of Series D to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series D and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.
          Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series D and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series D and all Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.
          (c) Other Voting Rights. So long as any shares of Series D are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series D and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series D with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) Amendment of Series D. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series D, taken as a whole; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series D, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series D remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series D immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 8(c), any increase in the amount of the authorized or issued Series D or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series D with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series D. In addition, any conversion of the Series D pursuant to Section 7 above shall not be deemed to adversely affect the rights, preferences, privileges and voting powers of the Series D.
     If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series D and one or more but not all other series of Preferred Stock, then only the Series D and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

          (d) Changes for Clarification. Without the consent of the holders of the Series D, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series D, the Corporation may amend, alter, supplement or repeal any terms of the Series D:
          (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
          (ii) to make any provision with respect to matters or questions arising with respect to the Series D that is not inconsistent with the provisions of this Certificate of Designations.
          (e) Changes after Provision for Redemption. No vote or consent of the holders of Series D shall be required pursuant to Section 8(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series D shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.
          (f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series D (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series D is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series D and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series D are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
          Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series D may deem and treat the record holder of any share of Series D as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
          Section 10. Notices. All notices or communications in respect of Series D shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

          Section 11. No Preemptive Rights. No share of Series D shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
          Section 12. Other Rights. The shares of Series D shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

          In Witness Whereof, THE GOLDMAN SACHS GROUP, INC. has caused this certificate to be signed by Elizabeth E. Beshel, its Treasurer, this 23rd day of May, 2006.
THE GOLDMAN SACHS GROUP, INC.
By     /s/ Elizabeth E. Beshel

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